Exhibit 99.1

Investors Title Company Announces Second Quarter 2011 Results

CHAPEL HILL, N.C.--(BUSINESS WIRE)--August 2, 2011--Investors Title Company today announced its results for the second quarter ended June 30, 2011. Net income decreased 37.2% to $1,594,805, or $0.74 per diluted share, compared with $2,537,560, or $1.11 per diluted share, for the prior year period.

Revenues increased 46.2% to $23,719,213 versus the prior year period, primarily due to a 57.3% increase in net premiums written. The premium growth is mainly attributable to the Company’s recent expansion into Texas. In addition, premiums in the second quarter shifted slightly from refinancing transactions toward higher-margin purchase transactions relative to the prior year period and the trailing quarter.

Operating expenses increased 64.0% to $21,680,408 versus the prior year period, primarily due to increases in commissions to agents and the provision for claims. Commissions to agents increased 105.3%, commensurate with the growth in agency premiums and reflective of an increase in agent business from markets with higher premium rates, primarily Texas. The provision for claims was higher in the current quarter compared with the prior year primarily due to a $942,000 recovery in the second quarter of 2010 on a fraud-related claim. The impact of the unfavorable comparison was partially offset by favorable loss development in prior policy years, as well as a decline in the relative share of North Carolina business as a percentage of the total versus the prior year period. Since North Carolina’s premium rates are less than half the national average, the resulting loss ratio for North Carolina business is higher than for our other markets.

For the six months ended June 30, 2011, net income increased 2.3% to $2,614,012, or $1.19 per diluted share, compared with $2,554,975, or $1.11 per diluted share, for the prior year period. Revenues increased 46.2% to $43,741,233, while operating expenses increased 50.0% versus the prior year period, largely as a result of factors noted above for the quarter.

Chairman J. Allen Fine added, “We are pleased to report an increase in revenues driven by continued expansion of our agent base. Although operating expenses have increased as we have invested in growing our agent base, the impact has been partially offset by positive developments in claims loss rates and the continued impact of cost reduction initiatives from the past several years. While a robust recovery of the U.S. economy appears unlikely in the near term, our balance sheet remains very strong, and we will continue to focus on enhancing our competitive strengths by emphasizing growth in market presence and careful management of expenses.”

Investors Title Company is engaged through its subsidiaries in the business of issuing and underwriting title insurance policies. The Company also provides investment management services to individuals, companies, banks and trusts, as well as services in connection with tax-deferred exchanges of like-kind property.

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among other statements, any predictions regarding activity in the U.S. real estate market, future enhancement of our operational efficiency or agency-based expansion. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions; declines in the performance of the Company’s investments; government regulation; and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission, and in subsequent filings.

Investors Title Company and Subsidiaries
Consolidated Statements of Income
For the Three and Six Months Ended June 30, 2011 and 2010
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010
Revenues:
Net premiums written	$21,451,022	$13,638,950	$39,316,610	$25,425,252
Investment income - interest and dividends	878,818	915,852	1,778,190	1,822,474
Net realized gain on investments	147,075	325,780	120,915	350,930
Other	1,242,298	1,338,184	2,525,518	2,317,521
Total Revenues	23,719,213	16,218,766	43,741,233	29,916,177

Operating Expenses:
Commissions to agents	13,293,828	6,476,376	24,173,414	12,075,827
Provision for claims	1,229,961	112,415	1,951,587	1,424,819
Salaries, employee benefits and payroll taxes	4,639,675	4,345,961	9,331,671	8,830,273
Office occupancy and operations	952,460	978,822	1,916,387	2,067,227
Business development	372,239	352,365	759,786	626,661
Filing fees, franchise and local taxes	118,146	147,277	332,259	292,699
Premium and retaliatory taxes	502,984	281,784	908,457	582,730
Professional and contract labor fees	411,557	338,794	720,081	703,872
Other	159,558	182,412	262,579	294,094
Total Operating Expenses	21,680,408	13,216,206	40,356,221	26,898,202

Income Before Income Taxes	2,038,805	3,002,560	3,385,012	3,017,975

Provision For Income Taxes	444,000	465,000	771,000	463,000

Net Income	$1,594,805	$2,537,560	$2,614,012	$2,554,975

Basic Earnings Per Common Share	$0.75	$1.11	$1.20	$1.12

Weighted Average Shares Outstanding - Basic	2,134,164	2,285,653	2,184,323	2,285,392

Diluted Earnings Per Common Share	$0.74	$1.11	$1.19	$1.11

Weighted Average Shares Outstanding - Diluted	2,155,116	2,293,199	2,201,398	2,293,232

Investors Title Company and Subsidiaries
Consolidated Balance Sheets
As of June 30, 2011 and December 31, 2010
(Unaudited)

	June 30, 2011	December 31, 2010
Assets:
Investments in securities:
Fixed maturities:
Available-for-sale, at fair value	$84,442,518	$86,033,557
Equity securities, available-for-sale, at fair value	15,268,038	13,872,370
Short-term investments	22,212,440	27,203,550
Other investments	2,995,116	2,888,958
Total investments	124,918,112	129,998,435

Cash and cash equivalents	12,652,920	8,117,031
Premiums and fees receivable, net	5,490,826	7,253,786
Accrued interest and dividends	1,114,632	1,150,602
Prepaid expenses and other assets	4,910,571	2,816,661
Property, net	3,574,593	3,672,317
Current income taxes receivable	730,356	-
Deferred income taxes, net	-	476,534

Total Assets	$153,392,010	$153,485,366

Liabilities and Stockholders' Equity
Liabilities:
Reserves for claims	$37,605,000	$38,198,700
Accounts payable and accrued liabilities	12,414,679	10,301,495
Current income taxes payable	-	1,056,356
Deferred income taxes, net	994,169	-
Total liabilities	51,013,848	49,556,551

Stockholders' Equity:
Common stock - no par value (shares authorized 10,000,000; 2,127,735 and 2,282,596 shares issued and outstanding as of June 30, 2011 and December 31, 2010, respectively, excluding 291,676 shares for 2011 and 2010 of common stock held by the Company's subsidiary)	1	1
Retained earnings	95,599,613	98,240,109
Accumulated other comprehensive income	6,778,548	5,688,705
Total stockholders' equity	102,378,162	103,928,815

Total Liabilities and Stockholders' Equity	$153,392,010	$153,485,366

Investors Title Company and Subsidiaries
Net Premiums Written By Branch and Agency
For the Three and Six Months Ended June 30, 2011 and 2010
(Unaudited)

	Three Months Ended				Six Months Ended
	June 30				June 30
	2011	%	2010	%	2011	%	2010	%
Branch	$3,977,234	18.5	$4,420,264	32.4	$7,673,514	19.5	$8,170,064	32.1

Agency	17,473,788	81.5	9,218,686	67.6	31,643,096	80.5	17,255,188	67.9

Total	$21,451,022	100.0	$13,638,950	100.0	$39,316,610	100.0	$25,425,252	100.0

CONTACT:
Investors Title Company
Elizabeth B. Lewter, 919-968-2200